Exhibit 15.1

UHY LLP 1185 Avenue of the Americas 38th Floor New York, NY 10036 (212) 381-4700 uhy-us.com

June 24, 2025

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Re: Elong Power Holding Limited

Commission File Number: 001-42416

Commissioners:

We have read the statements made by Elong Power Holding Limited under Form 6-K dated June 24, 2025, in which we were informed of our dismissal on June 19, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Elong Power Holding Limited contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s / UHY LLP
UHY LLP

An Independent Member of Urbach Hacker Young International